Exhibit 23.2

NETHERLAND, SEWELL
& ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of National Fuel Gas Company to be filed on or about November 7, 2008, of information from our reserve report with respect to the oil and gas reserves of Seneca Resources Corporation dated October 17, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
November 7, 2008